Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined statements of operations for the six months ended June 30, 2006 and year ended December 31, 2005 are based on the historical financial statements of Westmoreland Coal Company and Westmoreland LG&E Partners after giving effect to the acquisition of Westmoreland LG&E Partners using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements. The pro forma statements of operations data have been prepared assuming the acquisition had occurred as of January 1, 2005.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of Westmoreland LG&E Partners in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of those estimates and analyses. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

The unaudited pro forma combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the combined results of operations in future periods or the results that actually would have been realized had Westmoreland Coal Company and Westmoreland LG&E Partners been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Westmoreland Coal Company’s historical consolidated financial statements included in its Form 10-Q as of and for the six months ended June 30, 2006 and Amendment No. 1 to Westmoreland’s Annual Report on Form 10-K for the year ended December 31, 2005, and Westmoreland LG&E Partners’s historical financial statements for the year ended December 31, 2005 and for the six months ended June 30, 2006, which are included as Exhibit 99.2 and Exhibit 99.3 to this Form 8-K/A.

Unaudited Pro Forma Combined Statements of Operations of Westmoreland Coal Company and
Westmoreland LG&E Partners
For the six months ended June 30, 2006
(In thousands, except for per share data)

	Historical		Pro Forma

	Westmoreland Coal Company	Westmoreland LG&E Partners	Adjustments		Combined

Revenues:
Coal	$186,252	$-	$-		$186,252
			(14,084)	(a)
Energy	-	55,104	338	(b)	41,358
Independent power projects - equity in earnings	7,461	-	(7,220)	(c)	241

	193,713	55,104	(20,966)		227,851

Cost and expenses:
Cost of sales - coal	146,216	-	-	-	146,216
Cost of sales - energy	-	26,782	-		26,782
			785	(d)
			(443)	(e)
Depreciation, depletion and amortization	11,833	5,484	(177)	(f)	17,482
Selling and administrative	19,280	2,702	-		21,982
Heritage health benefit expenses	14,100	-	-		14,100
Loss (gain) on sales of assets	(4,946)	-	-		(4,946)

	186,483	34,968	165		221,616

Operating income	7,230	20,136	(21,131)		6,235

Other income (expense):
			(1,650)	(g)
			414	(h)
Interest expense	(5,464)	(6,619)	(523)	(i)	(13,842)
Interest income	2,213	995	-		3,208
Minority interest	(1,209)	-	-		(1,209)
Other income	649	-	-		649

	(3,811)	(5,624)	(1,759)		(11,194)

Income (loss) before income taxes	3,419	14,512	(22,890)		(4,959)
Income tax expense	(520)	-	(58)	(j)	(578)

Net income (loss)	2,899	14,512	(22,948)		(5,537)
Less preferred stock dividend requirements	824	-	-		824
Less premium on conversion of preferred stock to common stock	549	-	-		549

Net income (loss) applicable to common shareholders	$1,526	$14,512	$(22,948)		$(6,910)

Net income (loss) per share applicable to common shareholders:
Basic	$0.18				$(0.81)
Diluted	$0.17				$(0.81)

Weighted average number of common shares outstanding - basic	8,530				8,530
Weighted average number of common shares outstanding - diluted	9,041				9,041

See Notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statements of Operations of Westmoreland Coal Company and
Westmoreland LG&E Partners
For the year ended December 31, 2005
(In thousands, except for per share data)

	Historical		Pro Forma

	Westmoreland Coal Company	Westmoreland LG&E Partners	Adjustments		Combined

Revenues:
Coal	$361,017	$-	$-		$361,017
			(29,022)	(a)
Energy	-	109,991	707	(b)	81,676
Independent power projects - equity in earnings	12,727	-	(12,272)	(c)	455

	373,744	109,991	(40,587)		443,148

Cost and expenses:
Cost of sales - coal	288,728	-	-	-	288,728
Cost of sales - energy	-	50,835	-		50,835
			1,404	(d)
			(888)	(e)
Depreciation, depletion and amortization	21,603	10,969	(359)	(f)	32,729
Selling and administrative	35,103	11,288	-		46,391
Heritage health benefit expenses	27,524	-	-		27,524
Loss (gain) on sales of assets	67	-	-		67

	373,025	73,092	157		446,274

Operating income (loss)	719	36,899	(40,744)		(3,126)

Other income (expense):
			(3,300)	(g)
			824	(h)
Interest expense	(10,948)	(13,778)	(1,057)	(i)	(28,259)
Interest income	3,523	1,275	-		4,798
Minority interest	(950)	-	-		(950)
Other income	1,727	1,013	-		2,740

	(6,648)	(11,490)	(3,533)		(21,671)

Loss before income taxes	(5,929)	25,409	(44,277)		(24,797)
Income tax expense	(2,667)	-	(116)	(j)	(2,783)

Net income (loss) before cumulative effect of change in accounting principle	(8,596)	25,409	(44,393)		(27,580)
Cumulative effect of change in accounting principle	2,662	-	-		2,662

Net income (loss)	(5,934)	25,409	(44,393)		(24,918)
Less preferred stock dividend requirements	1,744	-	-		1,744

Net income (loss) applicable to common shareholders	$(7,678)	$25,409	$(44,393)		$(26,662)

Net loss per share applicable to common shareholders before cumulative effect of change in accounting principle:
Basic	$(1.25)				$(3.54)
Diluted	$(1.25)				$(3.54)
Income per share applicable to common shareholders from cumulative effect of change in accounting principle:
Basic	0.32				0.32
Diluted	0.30				0.30
Net income per share applicable to common shareholders:
Basic	$(0.93)				$(3.22)
Diluted	$(0.93)				$(3.22)

Weighted average number of common shares outstanding - basic	8,280				8,280
Weighted average number of common shares outstanding - diluted	8,868				8,868

See Notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Financial Statements

(1)   Basis of Pro Forma Presentation

On June 29, 2006 the Company completed the acquisition of a 50 percent partnership interest in the 230 MW Roanoke Valley (“ROVA”) power project located in Weldon, North Carolina from a subsidiary of E.ON U.S. LLC (“E.ON”) – formerly LG&E Energy LLC. As a result, the Company now owns 100 percent of the two-unit, coal-fired project.

The Company has also acquired certain additional assets including operating agreements from LG&E Power Services LLC, another subsidiary of E.ON U.S., under which it will now operate and provide maintenance services to the ROVA project and four other power plants in Virginia.

The Company paid $27.5 million in cash at closing, and assumed, through the Westmoreland subsidiary purchasing the ROVA interest, E.ON’s share of non-recourse project debt in the amount of $85.3 million. The Company also paid a $2.5 million consent fee to Dominion Virginia Power in exchange for its agreement to waive its claim to a right of first refusal to acquire E.ON U.S.‘s interest in ROVA. In addition, the Company has accumulated $0.3 million of direct acquisition costs. The Company was also required to contribute $5.0 million which was deposited into ROVA’s debt protection account to replace a letter of credit previously provided by E.ON.

The unaudited Pro Forma Combined Statement of Operations for the six months ended June 30, 2006 includes the historical results of operations for Westmoreland Coal Company and Westmoreland-LG&E Partners for the six months ended June 30, 2006, adjusted for the pro forma effects of the Westmoreland-LG&E Partners acquisition assuming the acquisition occurred on January 1, 2006.

The unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2005 includes the historical results of operations for Westmoreland Coal Company and Westmoreland-LG&E Partners for the year ended December 31, 2005, adjusted for the pro forma effects of the Westmoreland-LG&E Partners acquisition assuming the acquisition occurred on January 1, 2005.

(2)   Revenue Recognition

ROVA’s historical accounting policy for revenue recognition has been to record revenue as amounts were invoiced pursuant to the provisions of the power sales agreements. The power sales agreements were entered into prior to the effective date of EITF 91-06 “Revenue Recognition of Long-Term Power Sales Contracts”. Accordingly, the agreements were not subject to the accounting requirements of that consensus. The agreements also were entered into prior to the effective date of the consensus of EITF 01-08 “Determining Whether an Arrangement Contains a Lease”, and accordingly were not subject to the accounting requirement of that consensus.

Upon the acquisition of the remaining 50% interest in ROVA, the power sales agreements are considered to be within the scope of EITF 01-08. Under the provisions of EITF 01-08 the power sales arrangements are considered to contain a lease within the scope of SFAS No. 13, “Accounting for Leases”. The lease is classified as an operating lease, and as a result, the Company will recognize revenue for future capacity payments on a straight-line basis over the remaining term of the power sales agreements. The capacity payments that ROVA receives are higher in the first 15 years of the power sales agreements, but decrease for the remaining 10 years of the agreements.

(3)   Purchase Price

The unaudited pro forma combined financial statements assume that the total consideration paid for the ROVA acquisition is $30.3 million.

The total purchase price of the ROVA acquisition is as follows (in millions):

Cash	$27.5
Consent fee	2.5
Direct acquisition costs	0.3

Total purchase price	$30.3

(4)   Financing of Acquisition

The Company financed the acquisition and debt protection account deposit with a $30 million bridge loan facility from SOF Investments, LP (“SOF”), a $5 million term loan with First Interstate Bank, and with corporate funds.

The SOF bridge loan has a one-year term extendable to four years at the option of the Company. The loan has an interest rate of LIBOR plus 4% (currently 9.6 % per annum). The Company also paid SOF a 1% closing fee. If the Company elects to extend the loan beyond its initial one-year term, it will be required to issue warrants to purchase 150,000 shares of the Company’s common stock to SOF at a premium of 15% to the then current stock price. These warrants would be exercisable for a three-year period from the date of issuance. The loan is secured by a pledge of the semi-annual cash distributions from ROVA commencing in January 2007 as well as by pledges from the Company’s subsidiaries that directly or indirectly acquired the operating agreements.

The $5 million term loan with First Interstate Bank has a one-year term expiring June 29, 2007. Interest is payable at the Bank’s prime rate (currently 8.25% per annum).

The unaudited pro forma combined financial statements assume that, in addition to the consideration paid, Westmoreland incurred approximately $1.4 million of debt acquisition costs, which will be amortized over the term of the related debt.

The Company is subject to interest rate risk on its debt obligations. The Company’s $30 million bridge loan facility and the $5 million term loan with First Interstate Bank have a variable rate of interest indexed to either the prime rate or LIBOR. A change in the interest rates of 0.125% would impact pro forma operating income by approximately $44,000 on an annual basis.

(5)   Pro Forma Adjustments

The accompanying unaudited pro forma combined financial statements for the six months ended June 30, 2006 and the year ended December 31, 2005 have been adjusted as follows:

a	To adjust revenue historically recognized by Westmoreland-LG&E Partners to recognize capacity payments received on a straight-line basis (see Note 2).

b	To record the amortization of intangible assets and liabilities relating to the power sales and utility operating sales agreements over the life of the agreements.

c	To eliminate equity earnings of Westmoreland-LG&E Partners recorded by Westmoreland Coal Company.

d	To record the amortization of intangible assets relating to the coal purchase agreements over the life of the agreements.

e	To adjust the depreciation expense of the property, plant and equipment acquired as a result of adjustments to record the property, plant and equipment at fair market value.

f	To adjust the amortization of deferred financing costs on ROVA's existing project debt.

g	To record interest expense on the debt obtained to finance the ROVA acquisition (see note 4).

h	To record the amortization of debt premium resulting from the purchase price adjustment to record the project debt at fair market value.

i	To record the amortization of deferred financing costs relating to lender consent fees and the $30 million bridge loan facility.

j	To record income tax expense at Westmoreland Coal Company's estimated effective tax rate subsequent to the acquisition.